Exhibit 4.66

SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (this “Agreement”) is made as of April 15, 2024 by and among AirNet Technology Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and each of the investors listed on the Schedule of Subscribers attached hereto (individually, a “Subscriber” and collectively the “Subscribers”).

Each of the Subscribers and the Company are individually referred to herein as a “Party,” and collectively as “Parties.”

WITNESSETH:

WHEREAS, the Parties desire to set forth the terms and conditions under which the Company shall allot and issue to each Subscriber certain ordinary shares of the Company with par value of US$0.04 per share (each a “Share”), in reliance on an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

SUBSCRIPTION OF SHARES

1.1Subscription and Issuance of Shares. Pursuant to the terms and subject to the conditions of this Agreement, each Subscriber agrees to subscribe for, and the Company agrees to issue to each Subscriber, that certain number of Shares calculated by dividing the subscription amount (the “Subscription Amount”) of such Subscriber set forth opposite such Subscriber’s name in column (3) on the Schedule of Subscribers by the subscription price per Share (the “Subscribed Shares”). The subscription price per Share shall be calculated based on the average closing price of the Company’s American depositary shares (the “ADSs”) for the 30 trading days immediately preceding the Closing Date (as defined below) multiplied by 1.1, which in no event shall be less than the closing price of the ADSs on the day immediately preceding the Closing Date, adjusted by the number of Shares represented by one ADS as of the same date.

1.2Closing.

(a) The closing of the subscription of the Subscribed Shares contemplated hereby (the “Closing”) shall take place remotely when the Subscription Amount of each of the Subscribers is received by the Company, which shall be as promptly as practicable following the execution of this Agreement. The date on which the closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, each Subscriber shall (i) pay the Company its respective Subscription Amount for the Subscribed Shares to be issued to such Subscriber by wire transfer in immediately available funds to the bank account which shall be designated by the Company in writing to such Subscriber prior to the Closing and (ii) deliver to the Company documentation evidencing such payment; and the Company shall (i) update the register of members of the Company (the “Register of Members”) reflecting the issuance of the corresponding number of the Subscribed Shares to each Subscriber on the Closing Date, and (ii) if requested by a Subscriber, deliver a duly executed share certificate in original form, registered in the name of such Subscriber, together with a certified true copy of the Register of Members of the Company, evidencing the corresponding number of Subscribed Shares being issued to and registered in the name of such Subscriber.

1.3Legends. The Register of Members and the share certificate representing the Subscribed Shares shall be endorsed with the following legends:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS

SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Subscribers. Each of the Subscribers hereby represents and warrants to the Company, as of the date hereof and the Closing Date, as follows:

(a) Authority. Such Subscriber has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by such Subscriber pursuant to this Agreement and to perform his/her obligations hereunder and thereunder.

(b)Valid Agreement. This Agreement has been duly executed and delivered by such Subscriber and constitutes the legal, valid and binding obligation of such Subscriber, enforceable against him/her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which such Subscriber is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which such Subscriber is a party or by which such Subscriber is bound or to which any of such Subscriber’s assets are subject. There is no action, suit or proceeding, pending or threatened against such Subscriber that questions the validity of this Agreement or the right of such Subscriber to enter into this Agreement or to consummate the transactions contemplated hereby.

(d)Consents and Approvals. Neither the execution and delivery by such Subscriber of this Agreement, nor the consummation by such Subscriber of any of the transactions contemplated hereby or thereby, nor the performance by such Subscriber of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e)Sophisticated Investor. Such Subscriber is a sophisticated investor with knowledge and experience in financial and business matters such that such Subscriber is capable of evaluating the merits and risks of his/her subscription of the Subscribed Shares. Such Subscriber is able to bear the economic risks of the subscription and can afford a complete loss of such subscription. Such Subscriber acknowledges and affirms that, with the assistance of his/her advisors, he/she has conducted and completed his/her own investigation, analysis and evaluation related to the subscription of the Subscribed Shares.

(f)Not U.S. Person. Such Subscriber is not a “U.S. person” as defined in Rule 902 of Regulation S.

(g)Restricted Securities. Such Subscriber acknowledges that the Subscribed Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. Such Subscriber further acknowledges that, absent an effective registration under the

Securities Act, the Subscribed Shares may only be offered, sold or otherwise transferred (i) to the Company, or (ii) pursuant to an exemption from registration under the Securities Act.

2.2Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Subscribers, as of the date hereof and the Closing Date, as follows:

(a)Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations has been duly authorized by all requisite actions on its part.

(c)Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)Due Issuance of the Subscribed Shares. The Subscribed Shares have been duly authorized and, when issued  and delivered to and paid for by such Subscriber pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement, and upon delivery and entry into the Register of Members of the Company will transfer to such Subscriber good and valid title to the Subscribed Shares.

(e)Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject. There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(f)Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except (i) such as have been or will have been obtained, made or given on or prior to the Closing Date, and (ii) the filing with the China Securities Regulatory Commission in connection with the subscription hereunder.

ARTICLE 3

MISCELLANEOUS

3.1Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the Cayman Islands. Any dispute arising out of or relating to this Agreement,

including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

3.2Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

3.3Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

3.4Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Parties without the express written consent of the other Parties, except that a Subscriber may assign all or any part of his/her rights and obligations hereunder to any affiliate controlled by such Subscriber without the consent of the Company, provided that no such assignment shall relieve such Subscriber of his/her obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

3.5Entire Agreement. This Agreement constitutes the entire understanding and agreement among the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, among the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

3.6Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

3.7Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:
AirNet Technology Inc.

By:
Name:
Title:

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SUBSCRIBER:

By:
Name:
Title:	Authorized Signatory

[Signature Page to Share Subscription Agreement]